Exhibit 10.1

May 28,  2013

Andrea Holtzman Drucker

1528 Aidenn Lair Road

Maple Glen, PA 19002

Dear Andrea:

This letter agreement (“Agreement”) confirms our mutual agreement regarding the terms and conditions of your separation from employment with Insmed, Inc. (“Insmed” or the “Company”).  You and the Company agree as follows:

1.                                      Cessation of Employment.  You hereby resign from employment with the Company, from service as an officer of the Company and from service with the Company and its affiliates in any other capacity, effective as of June 3, 2013 (the “Last Day of Employment”).  Promptly following such date, you will receive payment for (i) base salary earned in the payroll period that includes your Last Day of Employment, and (ii) vacation days that were accrued and unused as of your Last Day of Employment.

2.                                      Consulting Period.

a)                                     You and the Company agree that for a period of three (3) months following the Last Day of Employment (the “Consulting Period”), you will serve as a consultant to Company, subject to the terms and conditions of this Agreement.  During the Consulting Period, you will render those services reasonably requested by the Chief Executive Officer of the Company on an as-needed basis during normal business hours.  The services described in this paragraph shall be performed at such locations, dates, and times as you and the Company mutually agree.  You and the Company agree and understand that the services performed by you under this Paragraph 2 shall be periodic and limited in nature.  During the Consulting Period, you will be entitled to accept other employment and pursue other activities and interests, so long as such employment, activities and interests do not otherwise breach your covenants and obligations under this Agreement and/or any other agreement between you and the Company.

b)                                     During the Consulting Period you shall be entitled to receive consulting fees in the amount of $26,798.17 per month, payable in accordance with the Company’s normal payroll practices.  The amounts described in this Paragraph 2(b) shall be the sole remuneration owed to you by the Company in respect of the provision of the consulting services described in Paragraph 2(a).  During the Consulting Period, you will perform the services requested by the Company under this Agreement as an independent contractor and shall not be deemed an employee of the Company or any of its affiliates for any purpose.  Accordingly, the Company will not withhold federal or state income, social security, or other taxes from the payments described in this Paragraph 2(b) and you shall not be entitled to any other compensation or to participate in any of the Company’s employee benefit plans, except to the extent otherwise provided in this Agreement.  You agree that you will be fully and solely responsible for any income or other tax liability imposed on you in your capacity as an independent contractor.

c)                                      During the Consulting Period you will be entitled to indemnification from the Company with respect to the services you provide to the Company in the same manner and to the same extent as if you had remained an executive officer of the Company during that period.

3.                                      Severance Benefits.  Provided that Paragraph 4 of this Agreement is not revoked during the seven day period following your execution of this Agreement, the Company will provide you with the rights, payment and benefits described in the attached Exhibit A (the “Severance Benefits”).  If you die before any of the Severance Benefits are paid, the Company will pay those benefits to your estate, heirs or beneficiaries.  If Paragraph 4 of this Agreement is revoked, no severance benefits will be owed to you under this Paragraph 3 or under your Employment Agreement with the Company dated June 7, 2011 (the “Employment Agreement”), but the remainder of this Agreement will remain in full force and effect.

4.                                      Release.

a)                                     In consideration of the Severance Benefits, you (for yourself and your family, heirs executors, administrators, legal representatives and their respective successors and assigns) hereby waive, release and forever discharge the Company and each of its past and current parents, subsidiaries, affiliates and each of its and their respective past and current directors, officers, trustees, employees, representatives, shareholders, agents, employee benefit plans and such plans’ administrators, fiduciaries, trustees, record-keepers and service providers, and each of its and their respective successors and assigns, each and all of them in their personal and representative capacities (collectively the “Company Releasees”) from any and all claims legally capable of being waived, grievances, injuries, controversies, agreements, covenants, promises, debts, accounts, actions, causes of action, suits, arbitrations, sums of money, attorneys’ fees, costs, damages, demands or any right to any monetary recovery or any other personal relief, whatsoever, for or by reason of any matter, cause or thing whatsoever, whether known or unknown, in law or in equity, by contract, tort, law of trust or pursuant to federal, state or local statute, regulation, ordinance or common law, which you now have, ever have had, or may hereafter have, based upon or arising from any fact or set of facts, whether known or unknown to you, from the beginning of time until the date of execution of this Agreement, arising out of or relating in any way to your employment relationship with the Company or the Company Releasees or other associations with the Company or the Company Releasees or any termination thereof.  Without limiting the generality of the foregoing, this waiver, release, and discharge includes any claim or right based upon or arising under any federal, state or local fair employment practices or equal opportunity laws, including, but not limited to, the New Jersey Law Against Discrimination (N.J. Stat. Ann. §10:5-1 et seq.), the New Jersey Conscientious Employee Protection Act (N.J. Stat. Ann. §34:19-3 et seq.), the Age Discrimination in Employment Act (29 U.S.C. Section 621, et seq.) (“ADEA”),

the Older Workers’ Benefits Protection Act, the Rehabilitation Act of 1973, the Worker Adjustment and Retraining Notification Act, 42 U.S.C. Section 1981, Title VII of the Civil Rights Act of 1964, the Equal Pay Act, the Employee Retirement Income Security Act (“ERISA”) (including, but not limited to, claims for breach of fiduciary duty under ERISA), the Americans With Disabilities Act, and the Family and Medical Leave Act of 1993, including all amendments thereto.

b)                                     Notwithstanding the generality of the foregoing, nothing herein constitutes a release or waiver by you of, or prevents you from making or asserting:  (i) any claim or right you may have for unemployment insurance or workers’ compensation benefits; (ii) any rights to receive any payments or benefits to which you are entitled under any other compensation or employee benefit plans in which you are eligible to participate at the time of execution of this Agreement; (iii) any indemnification and advancement rights Executive may have as a former employee, officer or director of the Company or its subsidiaries or affiliated companies, (iv) any claims for benefits under any directors’ and officers’ liability policy maintained by the Company or its subsidiaries or affiliated companies in accordance with the terms of such policy, and (v) any rights as a holder of equity securities of the Company (vi) any claim or right that may arise after the execution of this Agreement; or (vii) any claim or right you may have under this Agreement.  In addition, nothing herein shall prevent you from filing a charge or complaint with the Equal Employment Opportunity Commission (“EEOC”) or similar federal or state agency or your ability to participate in any investigation or proceeding conducted by such agency; provided, however, that pursuant to Paragraph 4(a), you are waiving any right to recover monetary damages or any other form of personal relief in connection with any such charge, complaint, investigation or proceeding.

5.                                      Violations of Any Law or of the Company’s Code of Conduct.  You hereby represent and warrant that during your employment with the Company, you did not violate any federal, state or local law, statute or regulation while acting within the scope of your employment with the Company, nor did you violate the Company’s Code of Conduct.  You acknowledge and understand that if the Company should discover any such violation after your execution of this Agreement, it will be considered a material breach of this Agreement.

6.                                      No Additional Entitlements.  You agree that you have received all entitlements due from the Company relating to your employment with the Company, other than the payments, rights and benefits specifically enumerated in this Agreement.

7.                                      Employment Agreement.  You and the Company acknowledge and agree that Sections 6(l), 6(m), 7 through 13, and 15 through 26 of your Employment Agreement survive the cessation of your employment with the Company.  You further acknowledge and agree that the other sections of your Employment Agreement do not survive the cessation of your employment and that you have no further rights in respect thereof.

8.                                      Protection of Confidential Information.

a)                                     You acknowledge and agree that you received adequate consideration in exchange for agreeing to the covenants contained in Section 7 of your Employment

Agreement, that such covenants remain reasonable and necessary to protect the Company’s legitimate business interests and that you will continue to comply with those covenants.

b)                                     In addition, you hereby acknowledge your existing obligation to maintain the confidentiality of the Company’s information as contained in the Company’s Code of Conduct.  You affirm that you agreed to be bound by the Company’s Code of Conduct (which is hereby incorporated by this reference) when you signed that Code of Conduct in January 2012;

c)                                      Without limiting the generality of the foregoing obligations set forth in Paragraph 8(a) and (b), you agree that, except as expressly permitted in Paragraph 10 of this Agreement or if otherwise required by law, you will not at any time, directly or indirectly, disclose any trade secret, confidential or proprietary information you have learned by reason of your association with the Company (the “Confidential Information”) or use any such Confidential Information to the detriment of the Company, its parents, affiliates or subsidiaries, or to the benefit of any business or enterprise that competes with the Company, its parents, affiliates or subsidiaries.  Confidential Information is deemed to include, but is not limited to, information pertaining to Company strategic plans, advertising and marketing plans, sales plans, formulae, processes, methods, machines, ideas, concepts, new product developments, proposed launches, discontinuance of existing products, product and consumer testing data, sales and market research, technology research and development, budgets, profit and loss data, raw material costs, identity of suppliers, customer lists, customer information, employee information, improvements, inventions, and associations with other organizations that the Company has not previously made public.  Confidential Information does not include information that can be shown by written evidence to be in the public domain at the time of disclosure by you or that is publicized or otherwise becomes part of the public domain through no fault of your own.

9.                                      Non-Disparagement.

a)                                     You agree that you shall not at any time make any written or verbal comments or statements of a defamatory or disparaging nature regarding the Company and/or the Company Releasees or their personnel or products and you shall not take any action that would cause the Company and/or the Company Releasees or their personnel or products any embarrassment or humiliation or otherwise cause or contribute to their being held in disrepute.

b)                                     The Company agrees that it will use its best efforts to ensure that none of its representatives makes any written or verbal comments or statements of a defamatory or disparaging nature regarding you or takes any action that would cause you any embarrassment or humiliation or otherwise cause or contribute to your being held in disrepute while they are employed by the Company and acting in their capacity as Company representatives.

10.                               Permitted Conduct.  Nothing in this Agreement shall prohibit or restrict you, the Company, or our respective attorneys from: (i) making any disclosure of relevant and necessary information or documents in any action, investigation, or proceeding relating to this Agreement, including all exhibits, or as required by law or legal process; or (ii)

participating, cooperating, or testifying in any action, investigation, or proceeding with, or providing information to, any governmental agency or legislative body, including, but not limited to, the Company’s Legal Department, the Securities & Exchange Commission, and/or pursuant to the Dodd-Frank Act or Sarbanes-Oxley Act; provided that, to the extent permitted by law, upon receipt of any subpoena, court order or other legal process compelling the disclosure of any such information or documents, the disclosing party gives prompt written notice to the other party so as to permit such other party to protect such party’s interests in confidentiality to the fullest extent possible.

11.                               Non-Admission.  It is understood and agreed that neither the execution of this Agreement, nor the terms of the Agreement, constitute an admission of liability to you by the Company or the Company Releasees, and such liability is expressly denied.  It is further understood and agreed that no person shall use the Agreement, or the consideration paid pursuant thereto, as evidence of an admission of liability, inasmuch as such liability is expressly denied.

12.                               Acknowledgments.  You hereby acknowledge that:

a)                                     The Company hereby advises you to consult with an attorney before signing this Agreement;

b)                                     You have obtained independent legal advice from an attorney of your own choice with respect to this Agreement and all exhibits or you have knowingly and voluntarily chosen not to do so;

c)                                      You freely, voluntarily and knowingly entered into this Agreement after due consideration;

d)                                     You have been provided with at least 21 days to review and consider this Agreement;

e)                                      You have a right to revoke Paragraph 4 of this Agreement by notifying the undersigned Company representative in writing, via hand delivery, facsimile or electronic mail, within seven days of your execution of this Agreement;

f)                                       In exchange for your waivers, releases and commitments set forth herein, including your waiver and release of all claims arising under the Age Discrimination in Employment Act, the payments, benefits and other considerations that you are receiving pursuant to this Agreement exceed any payment, benefit or other thing of value to which you would otherwise be entitled, and are just and sufficient consideration for the waivers, releases and commitments set forth herein; and

g)                                      No promise or inducement has been offered to you, except as expressly set forth herein, and you are not relying upon any such promise or inducement in entering into this Agreement.

13.                               Miscellaneous.

a)                                     Entire Agreement.  This Agreement sets forth the entire agreement between you and the Company and replaces any other oral or written agreement between you and the Company relating to the subject matter of this Agreement.

b)                                     Governing Law.  This Agreement, shall be construed, performed, enforced and in all respects governed in accordance with the laws of the State of New Jersey, without giving effect to the principles of conflicts of law thereof.  Additionally, all disputes arising from or related to this Agreement and/or exhibits shall be brought in a state or federal court situated in the State of New Jersey, Mercer County and the parties hereby expressly consent to the jurisdiction of such courts for all purposes related to resolving such disputes.

c)                                      Severability.  Should any provision of this Agreement, including any exhibit, be held to be void or unenforceable, the remaining provisions shall remain in full force and effect, to be read and construed as if the void or unenforceable provisions were originally deleted.

d)                                     Taxation.  All payments to you from the Company are subject to withholding for applicable taxes.  Both you and the Company intend for payments and benefits under this Agreement to be exempt from, or compliant with, the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”).  You acknowledge and agree, however, that the Company does not guarantee the tax treatment or tax consequences associated with any payment or benefit, including, without limitation, tax consequences related to Section 409A.

e)                                      Amendments.  This Agreement may not be modified or amended, except upon the express written consent of both you and the Company.

f)                                       Waiver.  A waiver by either party hereto of a breach of any term or provision of the Agreement, including all exhibits, shall not be construed as a waiver of any subsequent breach.

g)                                      Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

If the above accurately states our agreement, including the separation, waiver and release, kindly sign below and return this original Agreement to me.

Sincerely,

INSMED INCORPORATED

By:	/s/William H. Lewis
William H. Lewis
President & CEO

Date:	May 28, 2013

UNDERSTOOD, AGREED TO
AND ACCEPTED WITH THE
INTENTION TO BE LEGALLY BOUND:

/s/ Andrea Holtzman Drucker
Andrea Holtzman Drucker

Date:	May 28, 2013

EXHIBIT A

SEVERANCE BENEFITS

(1)                                 SEVERANCE PAY

You will receive severance pay as follows:

•                                          $26,798, payable in a lump sum within 30 days following your Last Day of Employment.

•                                          $112,552, payable in a lump sum within 60 days following your Last Day of Employment.

•                                          $56,276, payable in a lump sum at the same time that senior-level executives of the Company receive their annual incentive compensation awards, and in no event later than March 15, 2014.

•                                          Payments equal to your current regular rate of pay through June 2, 2014; paid in accordance with the Company’s usual payroll practices.

(2)                                 EQUITY AWARDS

Equity Awards that have not previously vested that were granted to you will vest in full, effective upon your Last Day of Employment. You will have ninety (90) days from the Last Day of Employment to exercise all of your vested Stock Options.

(3)                                 GROUP HEALTH CONTINUATION

COBRA continuation of your medical, dental and vision insurance will be subsidized for you and your covered dependents for 18 months following your Last Day of Employment.  The subsidy will be such that the monthly cost of COBRA continuation will be the same as the monthly cost for such coverage applicable to active employees inclusive of complete funding for the HSA for thefull year 2014.  As a condition of continuation of such benefits, you must elect COBRA continuation of this coverage.) These benefits will cease once you have commenced new employment and have thereby become eligible for comparable benefits, subject to your rights under COBRA.  It is understood that the Company will not make any 401(k) deductions or other benefit deductions from Severance.

(4)                                 OUTPLACEMENT/LEGAL SERVICES

The Company will pay or reimburse you for the cost of outplacement or other costs reasonably related to your transition, including, legal services in connection with the review of separation materials provided by a reputable company on or before June 1, 2014, up to a maximum of $15,000.  As a condition of this benefit, you must submit proper documentation of such expenses within 90 days after you incur them.  The Company will pay or reimburse such expenses within 30 days following the receipt of proper documentation.

A-1